Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Lyndi McMillan, Lyndi.McMillan@Navistar.com, 331-332-3181
Analyst contact:	Marty Ketelaar, Marty.Ketelaar@Navistar.com, 331-332-2706
Web site:	www.Navistar.com/newsroom

JEFFREY A. DOKHO APPOINTED TO NAVISTAR BOARD OF DIRECTORS

Dennis D. Williams to Retire After 11 Years on Board of Directors

LISLE, Ill. — April 19, 2017 — Navistar International Corporation (NYSE: NAV) today announced that Jeffrey A. Dokho has been named to its board of directors, effective immediately. Dokho, 42, replaces Dennis D. Williams, president of the United Auto Workers (UAW), who is retiring from the Navistar board after serving nearly 11 years as a director. Since 1993, one non-elected seat on the Navistar board has been filled by a person appointed by the UAW.

“We look forward to Jeff’s contributions joining the Navistar board of directors. His manufacturing and automotive experience and knowledge will be of great value to our board and Navistar management,” said Troy A. Clarke, Navistar chairman, president and chief executive officer. “I also want to personally thank Dennis for his many years of distinguished service to our company. His knowledge, dedication and expertise have been invaluable to Navistar.”

Dokho is currently the assistant director of the UAW’s Research Department, where he directs a group of financial analysts and oversees the union’s financial research and analysis. He has worked on many high-profile contract negotiations between the UAW and large, multinational companies. He also plays a leading role in the development and implementation of profit sharing plans, including those currently in place for UAW members at General Motors Company, Ford Motor Company and Fiat Chrysler Automobiles N.V.

Before joining the UAW in 2006, Dokho was a Senior Analyst at Lear Corporation, a Tier 1 supplier to the automotive industry. While at Lear, he focused largely in the areas of mergers and acquisitions and joint ventures. From 2000 to 2002, Dokho was at Ernst & Young, a global public accounting firm, providing both audit and business risk consulting to clients in a wide range of industries, including defense and manufacturing. Prior to that, Dokho worked at the National Futures Association, the self-regulatory organization for the U.S. derivatives industry.

Dokho received a B.A. in Accounting from Michigan State University and is a licensed CPA in the state of Michigan.

Dokho has been appointed to the board’s finance and audit committees.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

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